Exhibit 99.1


INVESTORS:                                                MEDIA:
Kevin Twomey                                              Karen Rugen
717-731-6540                                              717-730-7766
or investor@riteaid.com


FOR IMMEDIATE RELEASE


                    RITE AID ANNOUNCES FIRST QUARTER RESULTS

           REPORTS FIRST QUARTER NET INCOME OF $.01 PER DILUTED SHARE COMPARED TO NET INCOME OF $.05 PER DILUTED SHARE IN PRIOR YEAR

            REPORTS FIRST QUARTER ADJUSTED EBITDA OF $180.4 MILLION COMPARED TO ADJUSTED EBITDA OF $203.6 MILLION IN PRIOR YEAR

                       Raises Fiscal 2007 Sales Guidance;
       Confirms Fiscal 2007 Net Income, Adjusted EBITDA, Cap Ex Guidance

CAMP HILL, PA, June 22, 2006--Rite Aid Corporation (NYSE, PCX: RAD) today announced financial results for its first quarter ended June 3, 2006.

Revenues for the 13-week first quarter were $4.34 billion versus revenues of $4.22 billion in the prior year first quarter. Revenues increased 2.7 percent.

Same store sales increased 3.6 percent during the first quarter as compared to the year-ago like period, consisting of a 4.4 percent pharmacy same store sales increase and a 2.1 percent increase in front-end same store sales. Prescription sales accounted for 64.3 percent of total sales, and third party prescription sales represented 95.2 percent of pharmacy sales.

Net income for the first quarter decreased to $10.9 million or $.01 per diluted share compared to last year's first quarter net income of $33.4 million or $.05 per diluted share. The decrease was primarily due to a $23.3 million decrease in adjusted EBITDA (which is reconciled to net income on the attached table) and no litigation settlement income in the current quarter compared to $5.9 million litigation settlement income in the prior year quarter. These negative factors were partially offset by $9.2 million lower income tax expense.

                                    - MORE -

FY'07 Q1 Press Release - page 2


Adjusted EBITDA amounted to $180.4 million or 4.2 percent of revenues for the first quarter compared to $203.6 million or 4.8 percent of revenues for the like period last year. The $23.2 million decrease is primarily the result of an increase in selling, general and administrative expenses, due in large part to an increase in occupancy costs resulting from the opening of new and relocated stores.

"We are pleased with our sales trends this quarter, especially the continued increase in prescription sales. This shows that the initiatives we've put in place to grow our pharmacy business are working," said Mary Sammons, Rite Aid president and CEO. "The negative impact to adjusted EBITDA from our new store development program was expected and included in our fiscal 2007 guidance, and we remain on track with plans to open 125 additional new and relocated stores this fiscal year. Growing the store base is critical to our long-term success and as the new stores gain momentum, we expect they will be significant contributors to revenue and same-store sales growth."

In the first quarter, the company opened 3 stores, relocated 4 stores, acquired 2 stores, closed 7 stores and remodeled 13 stores. Stores in operation at the end of the quarter totaled 3,321.

Company Raises Fiscal 2007 Sales Guidance; Confirms Fiscal 2007 Net Income, Adjusted EBITDA, Cap Ex Guidance

As the result of current sales trends, Rite Aid raised its fiscal 2007 sales guidance to between $17.40 billion and $17.65 billion, with same store sales expected to improve 2 percent to 4 percent over fiscal 2006. This compares to previous fiscal 2007 sales guidance of between $17.35 billion and $17.60 billion, with same store sales improving 1.75 percent to 3.25 percent over fiscal 2006.

The company confirmed fiscal 2007 guidance for net income, adjusted EBITDA and capital expenditures. Net income (loss) for fiscal 2007 is expected to be between a net loss of $5 million and net income of $40 million or a loss per diluted share of $.07 to net income per diluted share of $.02. Adjusted EBITDA (which is reconciled to net income on the attached table) is expected to be between $650 million and $725 million. Capital expenditures, excluding proceeds from sale and leaseback transactions, are expected to be between $450 million and $500 million. Proceeds from sale and leaseback transaction are expected to be between $50 million and $100 million.

Conference Call Broadcast
-------------------------

Rite Aid will hold an analyst call at 10:30 a.m. Eastern time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. A playback of the call will be available on both sites starting at 2 p.m. Eastern Time today. A playback of the call will also be available by telephone for 48 hours beginning at 2 p.m. Eastern time today until 2 p.m. Eastern time on June
24. The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the seven-digit reservation number 1531724.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $17.3 billion and approximately 3,320 stores in 27 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

                                    - MORE -

FY'07 Q1 Press Release - page 3


This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements and access to capital. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the 8-K furnished to the Securities and Exchange Commission on June 22, 2006 for definition, purpose and reconciliation of non-GAAP financial measures referred to herein to most comparable GAAP financial measures.

                                       ###

                      RITE AID CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                                        June 3, 2006        March 4, 2006
                                                                                     -------------------  ------------------
                                      ASSETS
Current assets:
      Cash and cash equivalents                                                           $     111,092       $      76,067
      Accounts receivable, net                                                                  386,701             354,949
      Inventories, net                                                                        2,292,568           2,341,410
      Prepaid expenses and other current assets                                                  98,382             112,386
                                                                                     -------------------  ------------------
          Total current assets                                                                2,888,743           2,884,812
Property, plant and equipment, net                                                            1,676,960           1,717,022
Goodwill                                                                                        656,037             656,037
Other intangibles, net                                                                          193,945             193,228
Deferred tax assets                                                                           1,385,700           1,392,889
Other assets                                                                                    144,805             144,383
                                                                                     -------------------  ------------------
          Total assets                                                                    $   6,946,190       $   6,988,371
                                                                                     ===================  ==================

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Current maturities of convertible notes, long-term debt and lease financing
        obligations                                                                       $     585,923       $     584,196
      Accounts payable                                                                          841,934             862,192
      Accrued salaries, wages and other current liabilities                                     699,328             696,936
                                                                                     -------------------  ------------------
          Total current liabilities:                                                          2,127,185           2,143,324
Long-term debt, less current maturities                                                       2,274,663           2,298,706
Lease financing obligations, less current maturities                                            178,442             168,544
Other noncurrent liabilities                                                                    747,059             770,876
                                                                                     -------------------  ------------------
          Total liabilities                                                                   5,327,349           5,381,450

Commitments and contingencies                                                                         -                   -
Stockholders' equity:
      Preferred stock - Series E                                                                120,000             120,000
      Preferred stock - Series G                                                                123,328             121,207
      Preferred stock - Series H                                                                121,821             120,020
      Preferred stock - Series I                                                                116,074             116,074
      Common stock                                                                              528,954             527,667
      Additional paid-in capital                                                              3,110,753           3,114,997
      Accumulated deficit                                                                    (2,478,068)         (2,489,023)
      Accumulated other comprehensive loss                                                      (24,021)            (24,021)
                                                                                     -------------------  ------------------
          Total stockholders' equity                                                          1,618,841           1,606,921
                                                                                     -------------------  ------------------
          Total liabilities and stockholders' equity                                     $    6,946,190       $   6,988,371
                                                                                     ===================  ==================

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)
                                                                               Thirteen Weeks ended  Thirteen Weeks ended
                                                                                   June 3, 2006          May 28, 2005
                                                                               --------------------  --------------------
Revenues                                                                             $   4,337,086         $   4,221,436
Costs and expenses:
       Costs of goods sold                                                               3,153,086             3,041,980
       Selling, general and administrative expenses                                      1,085,597             1,046,276
       Store closing and impairment charges                                                 12,588                15,532
       Interest expense                                                                     69,334                70,851
       Loss (gain) on sale of assets and investments, net                                      791                 (538)
                                                                               --------------------  --------------------

                                                                                         4,321,396             4,174,101
                                                                               --------------------  --------------------

Income before income taxes                                                                  15,690                47,335

Income tax expense                                                                           4,735                13,911

                                                                               --------------------  --------------------
       Net income                                                                     $     10,955          $     33,424
                                                                               ====================  ====================

Basic and diluted income per share:

Numerator for income per share:
       Net income                                                                     $     10,955          $     33,424
       Accretion of redeemable preferred stock                                                 (25)                  (26)
       Cumulative preferred stock dividends                                                 (7,767)               (8,149)
                                                                               --------------------  --------------------
       Income attributable to common stockholders - basic and diluted                 $      3,163          $     25,249
                                                                               ====================  ====================


Denominator:
       Basic weighted average shares                                                       522,594               520,752
       Outstanding options                                                                  10,714                 8,932
                                                                               --------------------  --------------------
       Diluted weighted average shares                                                     533,308               529,684
                                                                               ====================  ====================

       Basic income per share                                                         $       0.01          $       0.05
       Diluted income per share                                                       $       0.01          $       0.05


                      RITE AID CORPORATION AND SUBSIDIARIES

                            SUPPLEMENTAL INFORMATION
                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                 (In thousands)
                                                                                  Thirteen Weeks ended  Thirteen Weeks ended
                                                                                      June 3, 2006          May 28, 2005
                                                                                  --------------------  --------------------
Reconciliation of net income to adjusted EBITDA:
           Net income                                                                      $     10,955        $     33,424
           Adjustments:
               Interest expense                                                                  69,334              70,851
               Recurring income tax expense                                                       4,735              21,759
               Income tax benefit from favorable tax settlement                                       -              (7,848)
               Depreciation and amortization                                                     66,132              60,330
               LIFO charges (a)                                                                   8,946               7,612
               Store closing and impairment charges                                              12,588              15,532
               Stock-based compensation expense                                                   3,310               4,890
               Loss (gain) on sale of assets and investments, net                                   791                (538)
               Litigation settlements, net (b)                                                        -              (5,907)
               Legal and accounting expenses (c)                                                    101               1,114
               Closed store liquidation expense (d)                                               2,424               1,646
               Other                                                                              1,072                 749
                                                                                      ------------------  ------------------
                         Adjusted EBITDA                                                   $    180,388        $    203,614
                                                                                      ==================  ==================
                         Percent of revenues                                                      4.16%               4.82%

           Notes:

               (a) Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

               (b)       Represents net impact of non-recurring litigation.

               (c) Charges consist primarily of fees paid for legal services related to defending against litigation related to prior management's business practices and to defend prior management.

               (d) Represents costs to liquidate inventory at stores that are in the process of closing.

                      RITE AID CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (unaudited)
                                                                                  Thirteen Weeks ended   Thirteen Weeks ended
                                                                                      June 3, 2006           May 28, 2005
                                                                                 --------------------   ---------------------
 OPERATING ACTIVITIES:
 Net income                                                                             $     10,955            $     33,424
 Adjustments to reconcile to net cash provided by operating activities:
       Depreciation and amortization                                                          66,132                  60,330
       Store closing and impairment charges                                                   12,588                  15,532
       LIFO charges                                                                            8,946                   7,612
       Loss (gain) on sale of assets and investments, net                                        791                    (538)
       Stock-based compensation expense                                                        3,310                   4,890
       Changes in deferred taxes                                                               7,189                  17,010
       Changes in operating assets and liabilities:
           Net proceeds from accounts receivable securitization                               15,000                       -
           Accounts receivable                                                               (46,751)                 22,318
           Inventories                                                                        39,896                 (22,947)
           Prepaid expenses and other current assets                                          14,005                  (2,221)
           Other assets                                                                        1,015                   1,371
           Income taxes receivable/payable                                                    (3,604)                  3,020
           Accounts payable                                                                   (6,481)                 34,592
           Other liabilities                                                                  (1,190)                 (1,553)
                                                                                 --------------------   ---------------------
               Net cash provided by operating activities                                     121,801                 172,840
 INVESTING ACTIVITIES:
       Expenditures for property, plant and equipment                                        (70,513)                (41,795)
       Intangible assets acquired                                                            (11,619)                 (7,922)
       Proceeds from sale-leaseback transactions                                              19,677                  18,784
       Proceeds from dispositions of assets and investments                                      435                   8,787
                                                                                 --------------------   ---------------------
               Net cash used in investing activities                                         (62,020)                (22,146)
 FINANCING ACTIVITIES:
       Net payments to revolver                                                              (24,000)                      -
       Principal payments on bank credit facilities                                                -                  (1,125)
       Proceeds from financing secured by owned property                                       8,841                   5,352
       Principal payments on long-term debt                                                   (2,495)               (172,955)
       Change in zero balance cash accounts                                                   (4,699)                 (9,219)
       Excess tax deduction on stock options                                                      65                       -
       Net proceeds from the issuance of common stock                                          1,377                   1,885
       Payments for preferred stock dividends                                                 (3,845)                 (2,212)
       Deferred financing costs paid                                                               -                    (204)
                                                                                 --------------------   ---------------------
               Net cash used in financing activities                                         (24,756)               (178,478)
 Increase (decrease) in cash and cash equivalents                                             35,025                 (27,784)
 Cash and cash equivalents, beginning of period                                               76,067                 162,821
                                                                                 --------------------   ---------------------
 Cash and cash equivalents, end of period                                               $    111,092            $    135,037
                                                                                 ====================   =====================

                      RITE AID CORPORATION AND SUBSIDIARIES

                            SUPPLEMENTAL INFORMATION
    RECONCILIATION OF NET (LOSS) INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE
                                 (In thousands)
                                                                                                 Guidance Range
                                                                                        ---------------------------------
                                                                                            Low               High
                                                                                        -------------    ----------------
                                                                                         Year Ending        Year Ending
                                                                                        March 3, 2007      March 3, 2007
                                                                                        -------------    ----------------
Reconciliation of net (loss) income to adjusted EBITDA:

       Net (loss) income                                                                    $ (5,000)          $  40,000
       Adjustments:
           Interest expense                                                                  280,000             280,000
           Income tax (benefit) expense, net                                                  (5,000)             15,000
           Depreciation and amortization                                                     275,000             275,000
           LIFO charge                                                                        30,000              35,000
           Store closing, liquidation, and impairment charges                                 50,000              55,000
           Stock-based compensation expense                                                   25,000              25,000
                                                                                        -------------    ----------------
                       Adjusted EBITDA                                                      $650,000           $ 725,000
                                                                                        =============    ================

           Diluted (loss) income per share                                                 $  (0.07)           $    0.02
